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                                                              EXHIBIT 99.1

                                                       FOR IMMEDIATE RELEASE


Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

                 REGENCY BANCORP HAS RECORD THIRD QUARTER EARNINGS

     FRESNO, OCT 8 -- Fresno (CA )-based Regency Bancorp (Nasdaq REFN), parent company of Regency Bank and Regency Investment Advisors, Inc., today announced record net quarterly income of $1.08 million or $0.41 per share for the third quarter of 1998. These earnings were a 258% increase over the same period last year when the bank holding company earned $301,000 or $0.16 per share.

     In the first nine months of this year, the company earned a record $2.2 million or $0.85 per share, a $3.8 million increase over the same period in 1997. A year ago, the company had a net loss of $1.6 million or ($0.87) per share, as a result of its decision to aggressively write down the value of real estate investment properties in compliance with revised federal regulations. The company's net income, exclusive of those write downs, would have been approximately $1.4 million or $0.75 per share for the first nine months of 1997, which, when compared to the first nine months of this year, represents an increase of more than 57%.

     "This substantial improvement resulted from the company's ability to direct all of its efforts and resources to its core banking business and money management activities," stated Steve Hertel, Regency's chairman, president and chief executive officer. "Regency Bank has reached record levels in assets, deposits, and loans. Regency Investment Advisors, Inc., our SEC-registered money management subsidiary, also achieved a 16.8% growth in assets under management despite the turbulent market, and continued its growing contribution to the bottom line."

     The company's record performance, according to Executive Vice President and Chief Financial Officer Steve Canfield, is due in part, "to a significant expansion of earning assets. During the last 12

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months ending September 30, 1998, our interest earning assets increased by
$48.7 million and now account for 92% of the company's total assets. This is a direct result of converting under performing real estate investments into performing loans."

     At September 30, 1998, total assets were up 18.5% to a record $223.8 million from $188.9 million a year ago. Total loans increased 20.4% to $144.3 million as compared to $119.8 million at the end of the third quarter last year, and deposits grew 13.6% to $198.7 million from $175.0 million over the same period.

     Canfield also noted that "In addition to improving the revenue side of the income statement, we have focused attention on continually improving efficiency by controlling operating expenses. Over the past year, operating efficiency has shown steady improvement, for example, our efficiency ratio improved from 71.1% at the end of the third quarter of 1997 to 53.5% at the end of the just-concluded third quarter."

     The company's return on average assets for the third quarter of 1998 increased to 2.02% from 0.63% at the end of the same quarter a year earlier. Return on average equity for this year's third quarter was 20.87% versus 9.58% for the same three-month period in 1997.

     "With this record performance and significant growth in earning assets," stated Executive Vice President and Chief Credit Officer Robert Longatti, "I'm pleased to report that we have maintained our excellent credit quality. Our loan loss reserve, with additions of just $375,000 year to date, is at 1.86% of total loans of $144.3 million. In addition, over $32 million of our loan portfolio is supported by a full faith guarantee of the U.S. Government SBA Loan Program.. Excluding these guarantees, our loan loss reserve is in excess of 2.41%. Finally, nonperforming loans as a percentage of total loans dropped from 1.68% last year to 1.01% on September 30, 1998."

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera

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County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades on the Nasdaq National Market System under the symbol REFN with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co.

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CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING
STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES.

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Regency Bancorp -- Summary Financial Data

                                                  For the three months ended Sep. 30,     For the 9 months ended Sep. 30,
                                                            1998           1997                1998           1997
                                                ---------------------------------------------------------------------------
 RESULTS OF OPERATIONS:  $(000)
      Interest income                                       4,861          4,031              13,679        11,138
      Interest expense                                      1,409          1,351               4,005         3,960
                                                ---------------------------------------------------------------------------
   Net interest income                                      3,452          2,680               9,674         7,178
      Provision for credit losses                             100            460                 375         1,295
                                                ---------------------------------------------------------------------------
   Net interest income after provision                      3,352          2,220               9,299         5,883
      Non interest income                                     771            724               1,934         2,124
      Non interest expense                                  2,260          2,420               7,379        10,771
                                                ---------------------------------------------------------------------------
   Income(loss) before income taxes                         1,863            524               3,854        (2,764)
      Income taxes/(benefit)                                  785            223               1,628        (1,168)
                                                ---------------------------------------------------------------------------
   Net income (loss)                                        1,078            310               2,226        (1,606)
                                                ---------------------------------------------------------------------------
 BALANCE SHEET:  (END OF PERIOD)
   Total Assets                                                                              223,818       188,948
   Total Loans                                                                               144,305       119,836
   Investments                                                                                45,291        37,460
   Earning assets                                                                            207,762       157,990
   Investments in real estate                                                                      0         8,911
   Total deposits                                                                            198,725       174,987
   Notes payable and capital leases                                                              538           501
   Shareholders' equity                                                                       21,109        12,445
FINANCIAL RATIOS:  (PERIOD ANNUALIZED %)
   Return on average assets                                  2.02            .63                1.49         (1.17)
   Return on average equity                                 20.87           9.58               15.08        (16.04)
   Average equity to average assets                          9.67           6.62                9.87          7.28
   Avg. earning assets to avg. assets                       90.93          84.75               89.74         82.91
   Efficiency ratio                                         53.52          71.10               63.57        115.79
   Net interest margin                                       7.11           6.67                7.20          6.30
   Non interest income to avg. assets                        1.45           1.53                1.29          1.55
   Non interest expense to avg. assets                       4.23           5.09                4.93          7.84
   Loan loss reserve to total loans                                                             1.86          1.85
 PER SHARE:
   Earnings per share ($)                                     .41            .16                 .85          (.87)
   Dividends ($)                                                -              -                   -             -
   Book value (end of period) ($)                                                               8.04          6.65
   Market value (end of period) ($)                                                            13.81          9.50
   Market to book value (%)                                                                     1.72          1.43
   Price earnings (PE) ratio (%)                             8.47          14.88               12.18            --
   Shares outstanding                                                                      2,624,000     1,871,000

OCTOBER 8, 1998 # # #

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